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          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
        SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT
                     TO A REQUEST FOR CONFIDENTIAL TREATMENT

                                                                   Exhibit 10.12

                                                                  EXECUTION COPY

                                                         As of November 18, 1998

COMPANIA PANAMENA DE AVIACION, S.A.
Avenida Justo Arosema 7 Calle 39
Aptdo. 1572
Panama 1
REPUBLIC OF PANAMA

     Re: Letter Agreement No. 1 to Aircraft Lease Agreement dated as of November 18, 1998 between Aviation Financial Services Inc., Lessor, and Compania Panamena de Aviacion, S.A., Lessee - 1. Certain Conditions to Leasing

Gentlemen:

          Reference is made to that certain Aircraft Lease Agreement dated as of November 18, 1998 (the "Lease") between Aviation Financial Services Inc., as lessor ("Lessor"), and Compania Panamena de Aviacion, S.A., as lessee ("Lessee"), for the lease of one new Boeing Model 737-700 commercial aircraft bearing manufacturer's serial number 30049 (the "Aircraft"). Terms not otherwise defined herein shall have the meanings assigned to them in the Lease.

          Each Party hereby agrees that such Party shall preserve the confidentiality of, and shall not disclose, the information set forth in this Letter Agreement No. 1 to any other Person without obtaining the prior written consent of the other Party; provided, however such Person may disclose such information (i) to its attorneys and auditors and (ii) to the extent required by applicable law; provided, further that Lessor shall not be required to seek such consent of Lessee following the occurrence and during the continuance of an Event of Default. In that connection and in order to preserve the confidentiality of certain business terms of the Lease, Lessor and Lessee have agreed that two special conditions to leasing should be enumerated in this letter rather than in the body of the Lease. Those conditions relate to the Aircraft Specification and to amendment of the existing leases of three Boeing 737-200 Aircraft presently leased to Lessee by Lessor's Affiliate Polaris Holding Company, as follows:

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          1. Aircraft Specification and Interior Configuration.

          Lessor has agreed that the Aircraft will be delivered to Lessee meeting the Aircraft Specification and Interior Configuration applicable to new Boeing 737-700 Aircraft being delivered to Continental. Meeting such conditions will require special amendment to the Purchase Agreement including Aircraft Specification D6-38808-34, Revision A - July 16, 1998, which would otherwise be applicable thereto and other modifications after delivery of the Aircraft (collectively, the "Modifications"). Lessor will absorb up to **Material Redacted** of the cost per Aircraft to accomplish such Modifications. Lessor and Lessee have agreed that for any Modifications costs over **Material Redacted**, Lessor will fund the Modifications up to a total of **Material Redacted** per Aircraft, but with a corresponding increase in the monthly Basic Rent by an amount equal to **Material Redacted** of the amount by which such Modifications costs per Aircraft actually incurred by Lessor exceed **Material Redacted**. Lessee agrees to fund any excess Modification cost which exceeds **Material Redacted** without recourse to or reimbursement from Lessor or any lien upon or ownership claim in the Aircraft.

          Lessor and Lessee agree to have their technical experts meet with those of Continental and the Aircraft Manufacturer during the next 60 days in a good faith effort to establish the most appropriate methodology for achieving the Modifications. In order to implement those Modifications, it will be necessary for Lessor to obtain certain BFE parts and components particular to and furnished by Continental's BFE vendors. Accordingly, to the extent so required, Lessee undertakes to make available for purchase by Owner or Lessor, the BFE parts and components required for the Modifications contemplated herein and to cause the vendors of such BFE parts to furnish any necessary technical data or information and appropriate warranties. The Modifications will also require incorporation (by supplements to the Purchase Agreement referenced above) of a detailed aircraft technical specification similar to that utilized by Boeing for the construction of B737-700 aircraft for Continental. Lessee will be responsible for obtaining the technical information required to accomplish the Modifications.

          2. Amendments to Existing Leases for Boeing 737-200 Aircraft.

          Lessee has agreed to lease the Aircraft pursuant to the Lease and to lease a companion new Boeing 737-700 Aircraft for delivery in October, 1999 (the two 737-700 Aircraft being hereinafter referred to as the "737-700 Aircraft") on condition that the leases for three Boeing 737-200 Aircraft bearing Serial Numbers 21359, 21612 and 21677 (the "737-200 Aircraft") be amended to provide for reductions in the amount of monthly rentals commencing as of September 1, 1998 and for the addition of certain lease renewal options, all as more detailed in that certain Letter of Intent No. 98323-03, dated September 8, 1998. Lessor and Lessee have agreed that the rental reductions to be implemented as of September 1, 1998 during the existing lease terms of the 737-200 Aircraft (but not during the optional renewal terms) will not be accomplished by way of an amendment to the amount of Basic Rent specified in the 737-200 Aircraft leases but will be effected by way of a credit in the amount of **Material Redacted** per month per aircraft to be applied as Basic Rent becomes due. Lessor confirms that the lessor and headlessor of the leases for 737-200 Aircraft are in agreement with the substance of such amendments and will cause GECAS to produce and negotiate in good faith appropriate documentation to implement such amendments as soon as reasonably possible after execution by Lessee of the Lease for the Aircraft and the lease for the companion Boeing 737-700 Aircraft.

          Lessor and Lessee have also agreed that in the event that Lessee does not take delivery of either of the 737-700 aircraft after proper tender of delivery by Lessor, Lessee shall immediately reimburse Lessor the full amount of any and all rental credits applied to Lessee's Basic Rent obligations for the 737-200 Aircraft, as described in the paragraph above, and Lessor shall be entitled to treat a failure by Lessee to make such reimbursement as an Event of Default under the Lease.

          3. Delivery Delays.

          In the event of an Excusable Delay in the delivery of the Aircraft past the Estimated Delivery Date, Lessor will, notwithstanding any provision of the Lease to the contrary, pay Lessee **Material Redacted** for each day that the Aircraft is so delayed commencing with (a) the 60th day in the case of an Excusable Delay attributable to Lessor or (b) the 90th day in the case of an Excusable Delay on the part of the Manufacturer, to and including the day preceding the sixth (6th) monthly anniversary of the Estimated Delivery Date.